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CONSULTING AGREEMENT

THIS AGREEMENT dated as at June 8, 2007

BETWEEN:

INNEXUS BIOTECHNOLOGY INC., having its corporate offices at 200 Granville Street, Suite 2760, Vancouver, BC, Canada V6C 1S4 with principal management being based at 13208 East Shea Boulevard, Suite 200, Scottsdale, AZ 85259 (hereinafter called the "Company")

OF THE FIRST PART AND:

DR. JUR STROBOS, 329 W. addressStreetButler Drive, CityPhoenix, StateAZ, PostalCode85021

(hereinafter called the "Consultant")

OF THE SECOND PART

WHEREAS:

A.

The Company wishes to acquire and the Consultant wishes to supply the services described herein upon the terms and conditions set out in this Agreement;

B.

The Consultant acknowledges that in the performance of the services contemplated by this Agreement he will create or be privy to confidential information which is valuable to the Company; and

C.

There may exist previous agreements between the Company and the Consultant.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual premises and covenants contained in this Agreement, the parties hereto covenant and agree as follows:

1.

Provision of Services

 1.1 Subject to the terms of this Agreement, the Consultant shall provide to the Company the services listed in Schedule "A" hereto and all such other services as are necessarily incidental thereto that may be required by the Company (the "Services").

1.2

The Consultant shall use his best efforts to further the interests of the Company in providing the Services.

1.3

The Consultant shall commence his duties as set out herein on the 16th day of June, 2007 (the "Effective Date")

2.

Changes in Service

 2.1 The Company shall be entitled to order changes and/or deletions from the Services as set out in Schedule "A" by giving written notice to the Consultant without invalidating this Agreement. The Consultant shall be deemed to have agreed to such changes and/or deletions and the Services to be provided hereunder shall be modified accordingly.

3.

Remuneration of Consultant

In consideration of the Consultant's performance of the Services as required by this Agreement, the Company shall pay the Consultant the following remuneration:

3.1

OUT OF POCKET EXPENSES

Subject to such restrictions and requirements as the Company may impose from time to time, the Company shall reimburse the Consultant for out-of-pocket expenses incurred in performance of the services upon receipt of such evidence of those expenses as the Company may reasonably require;

3.2

STOCK OPTIONS.

Following the execution of this Agreement and subject to the approval of the Board of Directors of the Company and the TSX Venture Exchange, the Consultant will be offered the opportunity to receive 400,000 incentive stock options ("Stock Options"), which Stock Options shall be granted in accordance with the terms and conditions set out in the Company's Stock Option Plan as approved by the Shareholders and the TSX Venture Exchange, a copy of which Stock Option Plan is attached hereto as Schedule "B".

4.

Consultant Not Agent or Employee

 4.1 The Consultant is not the employee or agent of the Company and accordingly, shall not purport to enter into any a contract or subcontract on behalf of the Company or otherwise purport to act on its behalf. Nothing in this Agreement shall be deemed to require the Consultant to provide his services exclusively to the Company and the Consultant hereby acknowledges that the Company shall not be required to make any remittances or payments required of employers by statute on the Consultant's behalf and the Consultant shall not be entitled to the fringe benefits provided by the Company to its employees.

 4.2 The Company acknowledges that since the Consultant is an independent contractor and not an employee of the Company, the Consultant shall have direction and control of the manner, methods, techniques and procedures used by the Consultant to perform the Services.

4.3

The Company anticipates and the Consultant has agreed to converting the Consultant's status to that of Employee (as defined in Section 4.4 below) within eighteen (18) months from the effective date, and subject to

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successful negotiations relating to compensation and job description, the following terms of employment will be incorporated into an Employment Agreement between the Company and the Consultant:

a)

payment of salary by the Company to the Employee with the attendant State and Federal deductions required by law being deducted at source;

b)

payment by the Company of 50% of the Employee's medical and welfare benefits upon receipt of proof of payment of premiums by the Employee until such time as a Company benefits package is put in place, after which the Company will pay 50% of the premiums relating to the Employee's coverage under the Company benefit package;

c)

entitlement of 2 weeks paid vacation during each year of employment with the Company;

d)

execution by the Employee of a Confidentiality and Non-disclosure Agreement as provided by the Company.

4.4

For the purposes of this Agreement, pursuant to Policy 4.4 of the TSX Policy Manual, "Employee" means:

(a)

an individual who is considered an employee of the Issuer or its subsidiary under the Income Tax Act (placecountry-regionCanada) (i.e. for whom income tax, employment insurance and CPP deductions must be made at source);

(b)

an individual who works full-time for an Issuer or its subsidiary providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source; or

(c)

an individual who works for an Issuer or its subsidiary on a continuing and regular basis for a minimum amount of time per week (the number of hours should be disclosed in the submission) providing services normally provided by an employee and who is subject to the same control and direction by the Issuer over the details and methods of work as an employee of the Issuer, but for whom income tax deductions are not made at source.

5.

Facilities

 5.1 The Consultant shall provide all the facilities (including office space, typing, document reproduction, computer programming and other clerical assistance) that may be required by the Consultant to perform the Services.

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•

Coordinate and ensure effective and timely input into the planning, agreement and generation of required CMC documentation, and the review and compilation of dossiers, as needed, for submission from team members.

•

Participate in discussions with FDA and/or Health Authorities as required with responsibility for writing and finalization of CMC sections of briefing books when necessary.

•

Participate in project teams and will exercise expertise and judgment in providing guidance to other personnel on CMC issues.

+

Serve as liaison between InNexus technical areas and other consultants while keeping abreast of biologics CMC requirements for antibodies.

Consultant Requirements:

•

Reporting to the CEO, the consultant will have 10+ years of relevant experience in hands-on experience in clinical development requirements for cancer and other hard-to-treat disease with the planning and conducting of nonclinical and clinical development studies, nonclinical and clinical program management and also have a solid working knowledge of cGMPs, and CMC experience in regulatory affairs or Quality with an emphasis in the biologics/biotech area.

•

Experience in products and NDA/BLA preparation is required.

•

Able to adapt to changing priorities, with attention to detail and accuracy.

•

Ability to communicate in appropriate modes to technical staff and management, both internally and externally.

•

Strong background in writing and editing technical reports and investigations with demonstrated ability to interact with multi-disciplined teams.

•

Experience in supervising technical staff at the manager or director level.

•

Strong negotiation skills.

2.

Work directly for and report to Jeff Morhet, President & Chief Executive Officer of InNexus.

3.

Such other services the Company as may from time to time reasonably specify in connection with the foregoing.

Conditions to Payment of Cash Remuneration:

The Company shall not be required to pay any remuneration, other than as expressly set out in the Agreement.

 6.1 The Consultant shall keep proper accounts and records of all expenditures made by it in connection with the Services, and of the time expended by him in performing the Services and all invoices, receipts and vouchers relating thereto.

7.

Company's Obligations

 7.1 The Company shall make available to the Consultant such information and data and shall permit the Consultant to have access to such documents or premises as are reasonably necessary to enable it to perform the Services.

8.

Confidentiality and Ownership of Work Product

 8.1 All reports, documents, concepts, reports, financial records, products, technology, and processes together with any marketing schemes, business or financing contacts, or information pertaining to prospective acquisitions, joint ventures or business combinations or any business opportunities prepared, produced, developed, or acquired, by or at the direction of the Consultant, directly or indirectly, in connection with or otherwise developed or first reduced to practice by the Consultant in the course of performing Services pursuant to this Agreement including, without limiting the generality of the foregoing, all inventions, discoveries, designs, concepts and results of reach and development (whether or not reduced to writing and whether or not patentable or protectable by copyright), financial or accounting information, analysis, projections, data (whether in electronic or other form), contact lists, and contract sheets, financing leads, sales material and marketing, financial or technical information pertaining to the Company's business (collectively, the "Work Product") shall belong exclusively to and shall be the sole property of the Company and the Company shall be entitled to all right, title and interest therein, and all profits, or benefits therefrom. No copies, summaries or other reproductions of any Work Product shall be made by the Consultant without the express permission of the Company and the Consultant shall, forthwith upon the Company's request, deliver to the Company all Work Product in the possession of or otherwise available to or under the control of the Consultant notwithstanding a termination of this Agreement.

 8.2 The Consultant shall not at any time either during the term of this Agreement or thereafter divulge to any person, firm or corporation, any information, documents or Work Product (other than information, documents or Work Product which the Company has authorized for public disclosure or which has previously been disclosed to the public) received by him during the course of his providing the Services to the Company with regard to the business, assets, interests, plans, opportunities, technical development, financial or other affairs or interests of the Company or any of it subsidiaries, or the Company's directors, officers and employees, whether or not such information is marked or otherwise identified as confidential or proprietary to the Company, and all such information shall be kept confidential and shall not in any manner be used by the Consultant or revealed to anyone by the Consultant, except as may be required by law or otherwise permitted by the Company in writing.

 8.3 The Consultant shall comply, and shall take proper measures to cause all employees of the Consultant or other persons under his direction or control to comply, with such directions as the Company shall make to ensure the safeguarding or confidentiality of all such information, documents, and Work Product and, without limiting the generality of the foregoing, shall execute and deliver and shall cause to be executed and delivered, such confidentiality or other agreements as the Company respecting same as the Company may from time to time require.

9.

Duties of Consultant

 9.1 During the term of this Agreement, the Consultant shall devote such of his time, attention and abilities to the business of the Company as is reasonably necessary for the proper exercise of his duties pursuant to this Agreement. Nothing contained herein shall be deemed to require the Consultant to devote his exclusive time, attention and ability to the business of the Company.

9.2

During the term of this Agreement, the Consultant agrees that it will:

(a)

at all times except when disabled by sickness or incapacity, faithfully and diligently perform his duties and use his best efforts to promote and advance the business of the Company;

(b)

devote such of his time, labour and attention to the business of the Company as is necessary for the proper exercise of the Consultant's duties hereunder and, except as otherwise provided herein, refrain from engaging in any business, venture, or other commercial or sales activities that in any way conflict with or detract from his ability to fulfill his duties in the manner contemplated in this paragraph; and

(c)

refrain from acting in any manner contrary to the interests of the Company or contrary to the duties of the Consultant as contemplated herein.

9.3

Without limiting the generality of the foregoing, the Consultant shall not during the term of this Agreement:

(a)

act in any manner contrary to the terms of this Agreement, or the best interests of the Company; or

(b)

take advantage for personal gain, either directly or indirectly, of a business opportunity, which opportunity arose because of the Consultant's relationship with the Company unless such opportunity is first presented to the Company and the Company expressly declines to take advantage of or pursue such opportunity and agrees in writing that the Consultant may take advantage thereof.

(a)

 10.1 The Consultant shall indemnify and save the Company harmless from and against all costs, expenses, losses, damages and obligations it may suffer or incur as the result of the breach of any covenant or warranty made by the Consultant in this Agreement.

11.

Termination

 11.1 The term of this Agreement shall be for Eighteen (18) months and shall commence upon the 16th day of June, 2007 and unless terminated earlier pursuant to the provisions hereof, or unless renewed in writing by the parties, shall expire on the 15th day of December, 2008.

11.2

This Agreement may be terminated prior to the completion of the Services as follows:

(a)

by the Consultant upon 30 days' prior written notice; or

(b)

by the Company upon 30 days' prior written notice; or immediately upon the Company giving written notice to the Consultant of the occurrence of an Event of Default as defined in clause 11.4.

If either party fails to give any such notice, this Agreement shall continue in full force and effect on a month by month basis.

11.3 Upon the termination of this Agreement, the Company shall, subject to its right to set off any damages or other amounts claimed by the Company from the Consultant, pay to the Consultant all amounts accruing hereunder up to and including the effective date of termination.

11.4 An Event of Default shall be deemed to occur if:

(a)

the Consultant is in breach of any covenant, obligation or warranty hereunder and such breach continues for a period of seven (7) days after written notice thereof has been given to the Consultant; or

(b)

the Consultant becomes insolvent or unable to discharge his liabilities generally as they become due, makes an assignment for the benefit of his creditors, or is made subject to a petition or other proceedings in bankruptcy.

11.5 Notwithstanding the termination of this Agreement or any other provision herein, the covenants and obligations under section 8 hereof or contained in any agreement delivered hereunder with respect to the use of confidential information, work product or non-competition with the Company shall remain in full force and effect.

 12.1 The Consultant shall not subcontract to any person, any right, duty or obligation hereunder without the prior written consent of the Company. This Agreement may not be assigned by either party without the prior written consent of the other party.

13.

Co-operation with Other Parties

 13.1 The Consultant shall co-operate with all other parties engaged or employed by the Company from time to time and shall coordinate his activities with the activities of such parties as and when requested by the Company.

14.

Force Majeure

 14.1 Notwithstanding anything herein to the contrary, neither party hereto shall be deemed to be in default with respect to the performance of the terms, covenants and conditions of this Agreement if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, or acts of God.

15.

Notice

 15.1 All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, or sent by telegram or telex or other means of electronic communication providing a printed copy ("Electronic Communication") or may be forwarded by first class prepaid registered mail to the addresses set forth below. Any notice delivered or sent by Electronic Communication deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on expiration of 72 hours after it is posted, addressed to the Company or the Consultant at their respective addresses or telefax numbers set out above or such other address or addresses or telefax numbers as the parties may from time to time give notice of in writing; provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slow down or other labour dispute which may affect the delivery of such notice by the mails, then such notice shall be effective only if actually delivered.

16.

Entire Agreement

 16.1 The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements, whether oral or written, between the parties with respect to the subject matter hereof.

17.

Further Assurances

17.1

Each of the parties shall execute such other documents and instruments and shall do such other acts as may be necessary to implement and carry out the intent

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of this Agreement.

18.

Proper Law, Attornment and Venue

18.1 This Agreement will be governed by and construed in accordance with the laws of placeStateBritish Columbia. The Company and the Consultant hereby attorn to jurisdiction the Courts thereof and hereby select placeCityVancouver, StateBritish Columbia as the proper forum for any action commenced by any party with respect to this Agreement or the transactions contemplated herein.

19.

Time of Essence

19.1

Time is of the essence of this Agreement.

20.

Waiver of Breach

20.1 The waiver by either the Company or the Consultant of a breach of any provisions of this Agreement by the other party to this Agreement shall not operate or be construed as a waiver of any subsequent breach by that party.

21

Regulatory Approval

21.1 This Agreement is subject to the approval of all regulatory authorities as may have jurisdiction (the "Regulatory Authorities").

IN WITNESS WHEREOF the parties have affixed their common seal hereto in the presence of their officers duly authorized for that purpose.

InNexus Biotechnology Inc. By its President & CEO “Jeff Morhet” Jeff Morhet	“Thomas Kindt” Thomas Kindt

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SCHEDULE "A"

TO THE CONSULTING AGREEMENT DATED FOR REFERENCE APRIL 1, 2007
BETWEEN INNEXUS BIOTECHNOLOGY, INC AND JUR STROBOS, MD.

SERVICES AND DUTIES

The Consultant shall, in co-operation with such other persons as the Company may specify:

1. Senior Consultant -- Preclinical Development & Regulatory Affairs Preclinical Required Tasks:

•

Create strategies for preclinical studies for drugs in development in keeping with company objectives, project team timelines, and industry standards for nonclinical development and clinical development.

•

Supervise staff in the Preclinical Development group: make work assignments, hold staff meetings, and follow up on the completion of work.

•

Provide ongoing oversight of nonclinical programs on development projects including preparing status reports, oral presentations and/or summaries of nonclinical information for management and for inclusion in regulatory submissions.

•

Interface with company management, business development representatives, and/or outside partners on issues related to nonclinical development studies and strategies.

•

Negotiate work plans and study budgets on contracted studies; review expenditures and prepare quarterly expense reconciliations.

•

Manage budgets and developing annual budget reviews at the company level. In cooperation with financial resources of the company, oversee contract management and invoicing procedures while preparing quarterly reconciliations of contracts and invoices.

•

Provide team member input for reviews which may include: annual reviews, mid-year reviews, interim reviews, etc.

Regulatory Required Tasks:

•

Generate documentation to support and execute Regulatory Affairs plans.

•

Working closely with scientific, manufacturing and quality personnel, prepare CMC regulatory submissions, namely INDs, CTAs, master files and their amendments including writing, reviewing and editing technical reports and regulatory documents.

•

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SCHEDULE "A"

TO THE CONSULTING AGREEMENT DATED FOR REFERENCE JUNE 8, 2007
BETWEEN INNEXUS BIOTECHNOLOGY, INC AND JUR STROBOS, MD.

SERVICES AND DUTIES

The Consultant shall, in co-operation with such other persons as the Company may specify:

1. Senior Consultant -- Preclinical Development & Regulatory Affairs Preclinical Required Tasks:

•

Create strategies for preclinical studies for drugs in development in keeping with company objectives, project team timelines, and industry standards for nonclinical development and clinical development.

•

Supervise staff in the Preclinical Development group: make work assignments, hold staff meetings, and follow up on the completion of work.

•

Provide ongoing oversight of nonclinical programs on development projects including preparing status reports, oral presentations and/or summaries of nonclinical information for management and for inclusion in regulatory submissions.

•

Interface with company management, business development representatives, and/or outside partners on issues related to nonclinical development studies and strategies.

•

Negotiate work plans and study budgets on contracted studies; review expenditures and prepare quarterly expense reconciliations.

•

Manage budgets and developing annual budget reviews at the company level. In cooperation with financial resources of the company, oversee contract management and invoicing procedures while preparing quarterly reconciliations of contracts and invoices.

•

Provide team member input for reviews which may include: annual reviews, mid-year reviews, interim reviews, etc.

Regulatory Required Tasks:

•

Generate documentation to support and execute Regulatory Affairs plans.

•

Working closely with scientific, manufacturing and quality personnel, prepare CMC regulatory submissions, namely INDs, CTAs, master files and their amendments including writing, reviewing and editing technical reports and regulatory documents.

•

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•

Coordinate and ensure effective and timely input into the planning, agreement and generation of required CMC documentation, and the review and compilation of dossiers, as needed, for submission from team members.

•

Participate in discussions with FDA and/or Health Authorities as required with responsibility for writing and finalization of CMC sections of briefing books when necessary.

•

Participate in project teams and will exercise expertise and judgment in providing guidance to other personnel on CMC issues.

•

Serve as liaison between InNexus technical areas and other consultants while keeping abreast of biologics CMC requirements for antibodies.

Consultant Requirements:

•

Reporting to the CEO, the consultant will have 10+ years of relevant experience in hands-on experience in clinical development requirements for cancer and other hard-to-treat disease with the planning and conducting of nonclinical and clinical development studies, nonclinical and clinical program management and also have a solid working knowledge of cGMPs, and CMC experience in regulatory affairs or Quality with an emphasis in the biologics/biotech area.

•

Experience in products and NDA/BLA preparation is required.

•

Able to adapt to changing priorities, with attention to detail and accuracy.

•

Ability to communicate in appropriate modes to technical staff and management, both internally and externally.

•

Strong background in writing and editing technical reports and investigations with demonstrated ability to interact with multi-disciplined teams.

•

Experience in supervising technical staff at the manager or director level.

•

Strong negotiation skills.

2.

 Work directly for and report to Jeff Morhet, President & Chief Executive Officer of InNexus and shall provide weekly written, or verbally if authorized, status reports to the CEO.

3.

Make one visit every two weeks to the placeCityScottsdale facility of InNexus to meet with the CEO and other staff members, i.e., project managers.

4.

Such other services the Company as may from time to time reasonably specify in connection with the foregoing.

Conditions to Payment of Cash Remuneration

Endnotes

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6.

Books and Records

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10.

Liability of Consultant

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12.

Non-Assiqnabilitv

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The Company shall not be required to pay any remuneration, other than as expressly